BlackBerry Announces Proposed Redemption of Existing Convertible Debentures and
Issuance of New Convertible Debentures
WATERLOO, CANADA – July 22, 2020 – BlackBerry Limited (NYSE: BB; TSX: BB) today announced that it has obtained consents from the beneficial owners of 88.39% of its outstanding 3.75% unsecured convertible debentures (TSX: BB.DB.V) (the “3.75% Debentures”) including Fairfax Financial Holdings Limited and certain of its affiliates (together, “Fairfax”), to give effect to an extraordinary resolution (the “Extraordinary Resolution”) authorizing a supplemental indenture to permit the optional redemption of the 3.75% Debentures prior to November 13, 2020. The outstanding principal amount of the 3.75% debentures is US$605 million.
BlackBerry intends to redeem the entire outstanding principal amount of the 3.75% Debentures on or about September 1, 2020 (the “Redemption Date”) at a redemption price of 101.6854% of the outstanding principal amount of the 3.75% Debentures. The redemption price includes all of BlackBerry’s obligations in respect of principal and interest, and no additional amounts will be payable under the 3.75% Debentures. BlackBerry may revoke the redemption notice at any time prior to the close of business on the business day prior to the Redemption Date.
Holders of 3.75% Debentures will remain entitled to convert their 3.75% Debentures into common shares of BlackBerry (“Common Shares”) at a conversion price of US$10.00 per Common Share at any time on or prior to the business day before the Redemption Date, pursuant to the terms of the 3.75% Debentures. Based on the conversion price, BlackBerry expects that none of the 3.75% Debentures will be converted.
BlackBerry also announced that it has obtained commitments pursuant to which Fairfax and another institutional investor will subscribe for 1.75% unsecured convertible debentures of BlackBerry (the “1.75% Debentures”) on a private placement basis for an aggregate subscription price of US$535 million. The transaction is expected to be completed on the Redemption Date. The 1.75% Debentures will be convertible into Common Shares at a price of US$6.00 per Common Share and will be due on November 13, 2023. Based on the number of Common Shares currently outstanding, if all of the US$535 million of 1.75% Debentures were converted, the Common Shares issued upon conversion would represent approximately 13.82% of the Common Shares outstanding after giving effect to the conversion. The other terms of the 1.75% Debentures will be substantially identical to those of the 3.75% Debentures, except that the 1.75% Debentures will not be redeemable prior to maturity.
“The restructuring of our convertible debt will reduce our interest expense by over 58% and will provide us with enhanced liquidity beyond the near term,” said John Chen, Executive Chairman and CEO, BlackBerry. “Throughout 2020, our Board of Directors has considered a range of debt refinancing alternatives, in consultation with Perella Weinberg Partners. We are pleased to continue with Fairfax as BlackBerry’s leading lender for an extended period, reinforcing its commitment to the company as we execute on our strategy of achieving profitable growth while investing for the long term.”
Fairfax has also committed to entering into a six-month standstill agreement with BlackBerry on customary terms.
In light of Fairfax’s interest in the 3.75% Debentures being redeemed and its proposed subscription for $500 million principal amount of the 1.75% Debentures, these transactions are “related party transactions” that will be exempt from the minority approval and valuation requirements of Multilateral

Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators.
The closing of the transaction is subject to customary conditions, including approval from the Toronto Stock Exchange and the New York Stock Exchange.
About BlackBerry
BlackBerry (NYSE: BB; TSX: BB) provides intelligent security software and services to enterprises and governments around the world. The company secures more than 500M endpoints and over 175M cars on the road today. Based in Waterloo, Ontario, the company leverages AI and machine learning to deliver innovative solutions in the areas of cybersecurity, safety and data privacy solutions, and is a leader in the areas of endpoint security management, encryption, and embedded systems.  BlackBerry’s vision is clear - to secure a connected future you can trust.
BlackBerry. Intelligent Security. Everywhere.
For more information, visit BlackBerry.com and follow @BlackBerry.
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Media Contact:
BlackBerry Media Relations
+1 (519) 597-7273
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